UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________

FORM 8-K
_________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report
(Date of earliest event reported): June 2, 2015

ALTA MESA HOLDINGS, LP
(Exact name of registrant as specified in its charter)

Texas	333-173751	20-3565150
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification Number)

15021 Katy Freeway, Suite 400
Houston, Texas, 77094
(Address of principal executive offices)

(281) 530-0991
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations

Item 1.01.Entry into a Material Definitive Agreement

Senior Secured Term Loan Agreement

On June 2, 2015, Alta Mesa Holdings, LP (the “Company”) and certain of its subsidiaries and affiliates, as guarantors, entered into a second lien Senior Secured Term Loan Agreement (the “Term Loan Facility”) with Morgan Stanley Energy Capital Inc., as administrative agent, and the lenders party thereto, pursuant to which the Company borrowed $125 million. Funding of the Term Loan Facility occurred on June 2, 2015 (the “Closing”). The Term Loan Facility includes an accordion feature which allows the Company to borrow up to an additional $50 million of additional term loans under the Term Loan Facility within one year following the Closing, subject to certain conditions. The Term Loan Facility will mature on April 15, 2018 (the “Maturity Date”).

Net proceeds from the Term Loan Facility, estimated at approximately $121 million after payment of transaction-related fees and expenses, were used to repay outstanding amounts under the Company’s existing Credit Facility (as defined below).

Obligations under the Term Loan Facility are guaranteed by certain of the Company’s subsidiaries and affiliates and secured by second priority liens on substantially all of the assets of the Company and its subsidiaries that serve as collateral under the Credit Facility.

Borrowings under the Term Loan Facility will bear interest at adjusted LIBOR plus 8%. The covenants in the Term Loan Facility require, among other things, maintenance of certain ratios, measured on a quarterly basis, as follows: (i) debt to EBITDAX of no more than 4.5 to 1.0, (ii) PV-9 of total proved reserves to total secured debt of at least 1.5 to 1.0, and (iii) EBITDAX to interest expense of at least 2.5 to 1.0.

The Company may prepay all or a portion of the Term Loan Facility at any time. The Term Loan Facility is subject to mandatory prepayments of 75% of the net cash proceeds from asset sales, subject to a limited right to reinvest proceeds in capital expenditures, or an initial public offering. Such prepayments are subject to a premium of between 3% declining to 1% prior to the Maturity Date, and, if made prior to the first anniversary of the Closing date, are also subject to a make whole premium to ensure that the lenders receive the total amount of interest that would have been paid from the date of prepayment to such first anniversary.

The foregoing summary of the Term Loan Facility is qualified in its entirety by reference to the copy of the Senior Secured Term Loan Agreement attached hereto as Exhibit 10.1 and incorporated herein by reference.

Agreement and Amendment No. 11 to Sixth Amended and Restated Credit Agreement

In connection with the Term Loan Facility, on June 2, 2014, the Company and certain of its subsidiaries and affiliates, as guarantors, entered into an Agreement and Amendment No. 11 to Sixth Amended and Restated Credit Agreement (the “Eleventh Amendment”) amending that certain Sixth Amended and Restated Credit Agreement, dated as of May 13, 2010 (as amended, the “Credit Agreement”), with Wells Fargo Bank, National Association, as administrative agent (the “Administrative Agent”), and the lenders party thereto (the “Credit Facility”).

The borrowing base under the amended Credit Facility was set at $300 million and certain other amendments were made, including extending the maturity date of the Credit Facility to October 13, 2017. Following the Closing, the Company has approximately $75 million in borrowing base availability under the Credit Facility.

The foregoing summary of the Eleventh Amendment is qualified in its entirety by reference to the copy of the Eleventh Amendment attached hereto as Exhibit 10.2 and incorporated herein by reference.

Section 2 — Financial Information

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above related to the Term Loan Facility and the Eleventh Amendment is hereby incorporated by reference into this Item 2.03.

Section 7 — Regulation FD

Item 7.01 Regulation FD Disclosure

On June 3, 2015, the Registrant issued a press release announcing the foregoing transactions which is attached as Exhibit 99.1 to this Form 8-K.

The information included in this Item 7.01 and in Exhibit 99.1 to this Current Report on Form 8-K shall not be deemed “filed” for purposes of or otherwise subject to the liabilities under Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof, except as shall be expressly set forth by specific reference in such filing, regardless of any general incorporation language in such filing.

Section 9 — Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Title of Document

10.1
Senior Secured Term Loan Agreement, dated as of June 2, 2015, by and among Alta Mesa Holdings, LP, as Borrower, certain subsidiaries and affiliates of Alta Mesa Holdings, LP, as guarantors, Morgan Stanley Energy Capital Inc., as administrative agent, and the lenders party thereto.

10.2
Agreement and Amendment No. 11 to Sixth Amended and Restated Credit Agreement dated as of June 2, 2015, by and among Alta Mesa Holdings, LP, as Borrower, certain subsidiaries of Alta Mesa Holdings, LP, as guarantors, Wells Fargo Bank, National Association, as administrative agent, and the lenders party thereto.

99.1	Press release of the Company dated June 3, 2015 announcing the Term Loan Facility and the Eleventh Amendment.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALTA MESA HOLDINGS, LP

June 3, 2015	By:	/s/ Michael A. McCabe
Michael A. McCabe, Vice President and Chief Financial Officer of Alta Mesa Holdings GP, LLC, general partner of Alta Mesa Holdings, LP